Exhibit 10-V

Description of Special 2005

Performance Incentive Arrangement

On March 9, 2005, the Compensation Committee of the Board of Directors of the Company approved a special performance bonus arrangement for certain executive officers and the specific performance goals and business criterion to be used for purposes of determining cash awards for 2005 under the arrangement. The Company’s Chief Executive Officer will not participate in this arrangement. The performance criterion to be used for 2005 under the plan is achieving total company specified cost reductions.

Based on business performance results for 2005 against the targeted levels established for the criterion, the Compensation Committee will determine the percentage of the target award that is earned, which could range between 0% and 100% depending on actual performance achieved relative to the target level. In addition, individual awards may be increased or decreased based on individual leadership and contribution toward the target to reward a person’s performance.